Exhibit 99.1

For Immediate Release – November 19, 2003

For Information Contact:

Curtis L. Hage, Chairman, President and CEO

Sioux Falls, South Dakota

Phone:  (605) 333-7556

HF Financial Corp. Announces a 10% Stock Dividend at its Annual Shareholder Meeting

Curtis L. Hage, Chairman, President and CEO of HF Financial Corp. (NASDAQ: HFFC) announced that the Board of Directors of HF Financial Corp. has declared a 10% stock dividend payable December 31, 2003 to shareholders of record at December 3, 2003.

Mr. Hage stated, “The Board of Directors is pleased to issue this 10% stock dividend, we expect this stock dividend, along with our ongoing business strategies, to enhance long term shareholder value and liquidity.  The increase in market value for the company over the last year warrants the payment of this stock dividend.”

HF Financial Corp. had approximately 3.2 million shares outstanding on September 30, 2003.  Following the stock dividend, the company will have approximately 3.5 million shares outstanding.  Fractional shares resulting from the stock dividend will be paid in cash.

The Company had total assets of $783.8 million and stockholders’ equity of $50.5 million at September 30, 2003.  The Company is the largest publicly traded financial institution based in South Dakota, with 34 offices, which includes a location in Marshall, Minnesota. Internet banking is also available at www.homefederal.com.